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                                                                    EXHIBIT 99.0

For Immediate Release

                              IMPRESO, INC. SELECTS
                        BLACKMAN KALLICK BARTELSTEIN LLP
                        AS INDEPENDENT PUBLIC ACCOUNTANTS

COPPELL, Texas (July 18, 2002) - Impreso, Inc. (Nasdaq SmallCap Market: "ZCOM"), which through its subsidiaries is involved in (1) the manufacture and distribution of paper and film hard copy imaging products for commercial and home office applications and (2) the development of eCommerce initiatives, today announced that its Board of Directors, after extensive review and at the recommendation of its Audit Committee and the company's management, has selected Blackman Kallick Bartelstein LLP ("Blackman") as Impreso, Inc's ("Impreso") independent public accountants for 2002. Prior to the selection of Blackman, Arthur Andersen LLP served as the company's independent public accountants.

"We anticipate this will be an easy transition", stated Marshall Sorokwasz, President and Chief Executive Officer of Impreso, Inc. "TST has little or no "off balance sheet" assets or transactions, and recognizes revenue the old fashioned way, when products are shipped and billed."

Arthur Andersen LLP exhibited the highest level of professionalism and provided exemplary service to Impreso and its subsidiaries since 1984. Andersen's report on Impreso's 2001 financial statements was issued in conjunction with the filing of Impreso's Annual Report on Form 10-K for the year ended August 31, 2001.

ABOUT IMPRESO, INC.

Impreso, Inc. is a holding company for TST/Impreso, Inc. and HotSheet.com, Inc. TST/Impreso, Inc. is a manufacturer and distributor of hard copy imaging products for commercial and home use in domestic and international markets. HotSheet.com, Inc. primarily owns HotSheet.com, a single-page, online Internet directory with categorized links to premier web destinations. The Company's website domains are www.hotsheet.com, www.impreso.com, and www.tstimpreso.com.

Impreso, Inc. is headquartered in Coppell, Texas, and its common stock trades on the Nasdaq Small Cap Market under the symbol "ZCOM".

     This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.


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     Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, paper prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

                Marshall Sorokwasz at (972) 462-0100 (ext. 1103)
                                       Or
                   Tammy Yahiel at (972) 462-0100 (ext. 1117)
                              yahiel@tstimpreso.com